UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 15, 2014

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50855 (Commission File Number)	23-3016883 (I.R.S. Employer Identification No.)

640 Lee Road
Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K dated June 2, 2014 (the “June 2, 2014 Form 8-K”), Auxilium Pharmaceuticals, Inc. (the “Company”), effective as of August 15, 2014 (the “Termination Date”), the employment of Mr. James E. Fickenscher, the former Chief Financial Officer of the Company, terminated. On August 20, 2014, the Company entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”) with Mr. Fickenscher in connection with his departure from the Company.

In consideration for the releases provided by Mr. Fickenscher in the Separation Agreement, and for his continuing compliance with the obligations contained in the Separation Agreement, the Company will provide Mr. Fickenscher with the following severance benefits in accordance with terms of the Amended and Restated Employment Agreement dated December 19, 2013 (the “Employment Agreement”), as previously disclosed:

•                  payments in the gross amount of $402,000, payable in 12 monthly installments commencing within 60 days of the Termination Date;

•                  payments in the gross amount of $205,724, one times the average annual bonus for last 2 fiscal years, payable in 12 monthly installments commencing within 60 days of the Termination Date;

•                  provided that Mr. Fickenscher is eligible for and timely elects COBRA continuation coverage, reimbursement for the monthly COBRA cost of continued coverage for himself and, where applicable, his spouse and any dependents, paid by Mr. Fickenscher under the Company’s group health plan, less the amount he would have been required to contribute for such coverage if he were an active employee, for 12 months following the Termination Date; and

•                  Mr. Fickenscher will have until the one year anniversary of the Termination Date to exercise all outstanding and vested Company stock options held by him as of the Termination Date.

In addition to the severance benefits that Mr. Fickenscher is entitled to receive pursuant to the Employment Agreement as described above, for the releases provided by Mr. Fickenscher in the Separation Agreement, and for his continuing compliance with the obligations contained in the Separation Agreement, he will also receive:

•                  payment in an amount equal to 75% of his target bonus for fiscal year 2014 under the Company’s 2014 incentive bonus plan, payable within 30 days of the Termination Date, as previously disclosed in the June 2, 2014 Form 8-K; and

•                  the amount of any excise tax imposed on Mr. Fickenscher in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among Auxilium Pharmaceuticals, Inc. and QLT, Inc., QLT Holding Corp. and QLT Acquisition Corp. dated June 25, 2014 plus (ii) an additional amount to cover the associated income and employment taxes incurred as a result of the Company paying the amount of the excise tax imposed on Mr. Fickenscher such that he is in the same position he would have been had no excise tax been imposed.

Mr. Fickenscher remains bound by the confidentiality, intellectual property, non-competition, non-solicitation, and non-disparagement covenants contained in the Employment Agreement until the first anniversary of the Termination Date.

In consideration for the severance payments and other benefits described above, Mr. Fickenscher has waived and released any and all waivable claims against the Company, other than any claims relating to the validity or enforcement of the Separation Agreement, for indemnification, advancement and reimbursement of legal fees and directors and officers liability insurance to which he is entitled under the Employment Agreement, claims that may arise after the date on which the Separation Agreement is signed, and claims to any accelerated vesting or post-termination exercise rights provided under the Employment Agreement or any applicable equity plan or award agreement.

Mr. Fickenscher may revoke the Separation Agreement for a period of seven days from its execution. The Separation Agreement shall not become effective until the seven day revocation period has ended.

The foregoing is a summary description of certain terms of the Separation Agreement and, by its nature, is incomplete. The Company will file the Separation Agreement as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending on September 30, 2014.  All readers are encouraged to read the Separation Agreement when it is filed.  The Company’s filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “Investors — SEC Filings.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: August 21, 2014	By:	/s/ Adrian Adams
Adrian Adams
Chief Executive Officer and President